January   , 2008

Attn: Stephen Komlosy

Ref.:                       Heletz-Kokhav Farm-In Agreement

Gentlemen:

This letter of Intent (Letter) sets forth the general terms of a Definitive Agreement (Definitive Agreement) between Avenue Group, Inc. (“Avenue”) and TomCo Energy  Plc (“TomCo”) and Avenue Energy Israel (together referred to as “Avenue or AEI”) which it is intended shall be entered into by the parties hereto (the parties)  within 45 days (The Closing Date) of the date set forth above (the “Effective Date”) pursuant to which TomCo shall acquire a fifty (50%) percent working interest in the Heletz-Kokhav License (the “License”) awarded to AEI and including the aforesaid parties by the Israel Petroleum Commission (“IPC”).

Now Avenue and TomCo desire to set forth herein the general terms and conditions which shall be contained in the Definitive Agreement.

This Letter of Intent is subject to the execution of the Definitive Agreement. This present letter of Intent is not a contract and is not intended to create any legally binding obligations between the parties except for the provisions of Paragraphs 1, 3 and 12 hereof and if the Definitive Agreement is not executed within 45 days of the date hereof, (subject to the right of extention contained in paragraph 4(b)) the parties shall have no obligations one to the other save for the provisions of Paragraphs 1, 3 and 12 hereof, which both parties agree are binding upon them and shall survive.

1.            Representations.  Avenue hereby represents the following:

(a)
Avenue owns all record title working interest in an exploration and production block located in the State of Israel as defined in the License (“the Block”)  and covering 229,600 dunams, more or less. The area included in the Block is shown by the map and coordinates attached hereto and made a part hereof as Exhibit A.

(b)	Avenue’s current development plans for the License are set forth on Exhibit B attached hereto.

(c)
The License, a copy of which is attached and made a part hereof as Exhibit C is in good standing and all payments and guarantees to the Government of Israel required by the Contract have been made, and

(d)	Avenue and AEI are in good standing under the jurisdiction of their formation and are authorized and able to enter into this Agreement

2.            Participation.  Subject to the terms and conditions of the Definitive Agreement, Avenue agrees to convey to TomCo, and TomCo agrees to accept, an undivided fifty percent (50%) record title interest in the License.    If the necessary approvals of this transfer of interest are not approved by the IPC, or any other Israeli governmental authority whose approval is required, to the transfer within one year from the date of this Letter, then Avenue shall execute such other documents as TomCo may reasonably request in order to ensure and document that TomCo shall have and retain the same interest as if the conveyance had been approved and recorded in the records of the IPC.   Avenue agrees to work diligently with TomCo to obtain the necessary approvals of the IPC or any other applicable Israeli authority to the conveyance.

3.            Security Deposit.  No later than five business days from the date of execution of this Letter, TomCo shall pay Avenue the cash sum of $75,000 (the “Security Deposit”).  In the event that TomCo fails to pay the amounts described in Paragraph 4 of this Letter on or before the Closing Date (as defined herein), or otherwise fails to perform any of its obligations hereunder, then TomCo shall automatically forfeit the Security Deposit and Avenue shall be entitled to retain said Security Deposit with no further obligation to TomCo and TomCo shall have no obligation to Avenue; provided, however that TomCo shall be entitled to recover the Security Deposit should Avenue be in breach of any of the representations set forth in Paragraph 1 of this Letter.  The Security Deposit shall be credited against other amounts owed by TomCo to Avenue hereunder.

4.            Consideration and Payment of Costs.

a.
TomCo shall earn a fifty percent (50%) Net Working Interest (NWI) (after the deduction of Government and LG Royalties) by assuming one hundred (100%) percent of the costs associated with implementing the 3 year work program (Exhibit B) or by expending $4,500,000 of CAPEX, whichever is greater.

b.
At Closing of this transaction (“Closing Date”), TomCo shall pay Avenue the cash sum of US$1,000,000 and an additional equivalent of US$500,000 in Ordinary TomCo Shares quoted on AIM (with restricted sale conditions) each share to be valued at the average middle market price of the shares for the seven days prior to the date of Closing. Closing shall be no later than Forty Five (45) days from Effective Date of execution of this letter. TomCo may extend the Closing date for an additional Fifteen (15) days by providing an additional $25,000 Security Deposit. The effective date of the conveyance shall be deemed to be the first day of the first full month preceding the Closing Date.  By way of example only, if the Closing Date occurs on February 18, 2008, then the effective date for payment of Avenue's share of production and all other matters shall be deemed to be January 1, 2008.

c.
On or before the Closing Date, TomCo shall pay its proportionate share (50%) of all costs already incurred by Avenue in connection with the Contract  including, but not necessarily limited to, all bona-fide costs of production equipment and installation costs, subsurface lease fees (US$8,000). A list of these costs as known to Avenue at this time is attached and made a part hereof as Exhibit D.  Additionally, in consideration for the payments described in Paragraphs 4(a) and 4(b) of this Letter, TomCo shall acquire an undivided 50% ownership interest in all equipment described on the list attached hereto and made a part hereof as Exhibit E. TomCo acknowledges that the parties have to maintain a suitable Standby Letter of Guarantee acceptable to the Israeli Government in the sum of $4.5m.

5.            License Conversion Bonuses.  In addition to any amounts paid by TomCo to Avenue including, but not necessarily limited to, amounts described in Paragraph 4 of this Agreement, TomCo shall pay the following license conversion bonus to Avenue:

a.
If at any time during the first term or second term of the license, the IPC grants Avenue’s request to convert the license to a 30 year production lease, then TomCo shall pay Avenue, within ninety (90) days following such determination, the cash sum of US$1,500,000.

b.
If at any time it is determined that the Block contains petroleum reserves greater than ten (10) million barrels of proven producing (“PDP”), proven developed non producing (“PDNP”) or proven undeveloped (“PUD”) oil reserves as confirmed by an internationally recognized U.S. based reservoir engineering firm, then TomCo shall pay Avenue, within ninety (90) days following such determination, the cash sum of US$5,000,000.   The definitions of PUD, PDP and PDNP reserves shall be as recognized by the Society of Petroleum Engineers.   Those engineering firms set out on Exhibit F hereof shall be deemed approved by the parties.  Any other firm may be deemed acceptable to the parties if mutually agreed in writing at the time.

6.            Payment Terms.  All payments described in this Letter shall be made by wire transfer to Avenue’s account pursuant to the wiring instructions attached hereto as Exhibit G.  In the event that TomCo fails to make any payment on the schedule set forth above, or otherwise fails to perform any of its obligations set forth in the Definitive Agreement, unless TomCo shall have paid any such scheduled due payment and or remedied any such breach of its obligations under the Definitive Agreement within 45 days of receipt of a written notice of default from Avenue then:.

a.
If Tomco shall have expended less than the minimum of $2.25 Million and would have not paid any such scheduled due payment and or remedied any such breach of its obligations under the Definitive Agreement within 45 days of receipt of a written notice of default from Avenue, then Tomco shall forfeit all its rights to the License and the Block and under the Definitive Agreement.

b.
If Tomco shall have expended more than $2.25 Million and would have not paid any such scheduled due payment and or remedied any such breach of its obligations under the Definitive Agreement within 45 days of receipt of a written notice of default from Avenue, then Tomco’s interest shall be reduced from a 50% Interest to a 25% Interest in the License..

c.	This provision shall not affect the normal rights of parties to make non consent elections under the terms of the Joint Operating Agreement to be entered into by the parties.

7.  Joint Operating Agreement.  Avenue and TomCo agree that the terms of the Joint Operating Agreement (“JOA”) attached hereto as Exhibit H are substantially agreeable to the parties hereto, and that said JOA shall govern all operations on the   Block.  Avenue agrees to execute a JOA substantially in the form of Exhibit H within sixty (60) days following execution of this Letter.

8.   Title.  TomCo will not warrant title to the Block or License, except by, through and under Avenue but with full subrogation and substitution in and to all actions in warranty.  TomCo will become a party to the Contract, if permitted to do so by IPC or the Israeli Government, and Avenue will render all assistance practicable to assist TomCo in that regard.  If the approval is denied or otherwise delayed, the alternative arrangements to establish the 50% TomCo ownership of the License referred to in Paragraph 2 shall apply.

9.  Operator.  Avenue shall be designated as the initial Operator under the terms and provisions of the JOA attached as Exhibit H.   It is understood and acknowledged that TomCo through its participation on the technical committees established under the JOA intends to be actively involved in the exploration and development activities for the Block.

10.  Overriding Royalty Interests.  In addition to royalties and additional payments to the IPC, the Block is encumbered by a               (%) percent overriding royalty to be paid to a third party and 12.5% Government royalty. Such overriding royalty will be borne between TomCo and Avenue as to 50% each.

11.  Individual Liability.  The rights, duties, elections, obligations, and liabilities of the parties in this Letter and the Definitive Agreement shall be several and not joint or collective, and nothing contained in them is intended to create, nor shall be construed as creating, a partnership of any kind, joint venture, association, or other business entity recognizable at law for any purpose.  The parties shall be individually responsible only for their own obligations, except as herein described.

12. Confidentiality The parties undertake to each other not to use or disclose to any third party any information, other than information available in the public domain, data or accounting or methodology or customers or any technology or other information (Confidential Material) which the other party discloses to it or which may otherwise come into the procession of the receiving party as a result of the co-operation contemplated in this Letter. Such undertaking applies even if the Confidential Material is not designated as confidential or is not otherwise indicated as being of a confidential character or is disclosed verbally and not in writing or other material form including Email. Such undertaking shall continue for a period of three years beyond the termination of this Letter

a. Neither party shall make any public announcement or any disclosure of the relationship with the other party envisaged herein without the other Party’s express written consent and consent relating to the exact form of any such announcement or disclosure.The parties acknowledge that both of them are subject to stock exchange authority requirements with regard to announcement in the form and on the basis required by such authorities and hereby agree to fully co-operate with each other so that there will be no impediment to such announcements being made and on a timely basis.

b. Each of the parties further undertakes with the other not to use for its own business purpose any information of whatever nature disclosed to it by the other party concerning the other party’s business or contacts other than information already in the public domain.

13.  Notices.  All notices required hereunder or in the Definitive Agreement shall be in writing, certified or overnight delivery, or by facsimile telecommunications to the addresses set forth below, and shall be deemed effective when actually received by the addressee, as follows:

AVENUE GROUP, INC.
405 Lexington Avenue
26th Floor
New York, NY 10174
Attn:               Mr. M. Mochkin, Vice President
Telephone: (212) 812 2174
Facsimile:   (646) 706 7258

With a copy to:

TomCo Energy Plc
34 Grosvenor Gardens
London SW1W 0DH
Attn Stephen Komlosy, Chairman
Telephone: 0207 808 4857
Fax: 0207 808 4857

With a Copy to:
Rex Newman
Wallace LLP
1 Portland Place
London W1N 3AA

14.  Conflict with JOA.  In the event of a conflict between the terms and provisions of the Definitive Agreement and the JOA attached as Exhibit H the terms of the Definitive Agreement shall prevail.

15.  Waiver.  No waiver of any provision of the Definitive Agreement shall be valid unless in writing and signed by the parties against whom it is sought to be enforced.

16.  Governing Law.  This letter and the Definitive Agreement shall be governed by and in accordance with the laws of the State of New York, excluding any choice of law rule thereof that would direct the application of the laws of any other jurisdiction.  No party shall be liable to the other for consequential, punitive, or incidental damages.

17.  Assignability.  The Definitive Agreement may not be assigned by TomCo, in whole or in part, without first obtaining the prior written consent of Avenue, which consent will not be unreasonably withheld, consent shall not be required if such assignment is to an affiliate or parent, or pursuant to merger or acquisition.

18.  Disclaimer.  Avenue has furnished to TomCo materials and representations that are accurate and complete to best of Avenue’s knowledge; however, it is understood and acknowledged that TomCo has made an independent evaluation of the operations proposed under the Definitive Agreement.

19.  Dispute Resolution.  Any controversy or claim arising out of or relating to this Letter and the Definitive Agreement, or breach thereof, shall be resolved by binding arbitration in accordance with the Forum Code of Procedure of the National Arbitration Forum. Any award, judgment or ruling rendered by the arbitrator(s) shall be conclusive and final; the judgment upon the award, judgment or ruling rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Such arbitration shall be held in New York, New York, U.S.A., at a site selected by the arbitration panel selected; provided, however, that in any such arbitration proceeding there shall be (a) only one arbitrator if the claim in question involves a controversy with a value of $250,000 or less, and in such case the arbitrator shall be a lawyer who has practiced law for at least 20 years, and (b) three arbitrators if the claim in question involves a controversy with a value of more than $250,000, and in such case at least one of the arbitrators shall be a lawyer who has practiced law at least 20 years. The parties further acknowledge and agree that any party may apply to any Court with jurisdiction over the parties and the controversy to seek injunctive relief so as to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. Notwithstanding any inference to the contrary in the preceding sentence, if either Avenue or TomCo is made a defendant or a party to any litigation filed by another party, then this provision shall not limit, prohibit, restrict or otherwise limit the rights of Avenue or TomCo, under those circumstances to file a cross-claim or third party claim, or other legal pleading in that litigation, for the purpose of seeking indemnity, contribution or enforcement of any alleged right to recovery of a reimbursement of from the other party to this Letter or the Definive Agreement with respect to the claims made against Avenue or TomCo in that litigation.

20.  Complete Agreement.  The Definitive Agreement will constitute the complete and final agreement of the parties hereto, and supersedes all prior written or oral agreements or understandings.  No amendment to the Definitive Agreement shall be binding upon the parties unless agreed to in writing as an amendment thereto.

21.  Successors and Assigns.  Subject as stated herein  and to the provisions of Paragraph 17 of this Letter  the terms and provisions of the Definitive Agreement, shall be binding upon and shall inure to the benefit of the parties and their respective successors, representatives, and authorized assigns.

If this Letter accurately sets forth the understanding of TomCo, please so signify by executing in the space provided below and returning one fully executed original to my attention.

Sincerely,

AVENUE GROUP INC and
AVENUE ENERGY ISRAEL LTD

_________________________________
By Mendel Mockin,
Executive vice President  - Avenue Group Inc
Executive Director – Avenue Energy Israel LTD.

AGREED AND ACCEPTED THIS THE
________DAY OF __________, 2008.

______________________________

BY: Howard Crosby___________________________
Title: CEO
TomCo Energy Plc

List of Exhibits:
Exhibit “A” – Map and Coordinates of the Block
Exhibit “B” – Current Development Plans for Block
Exhibit “C” – Heletz-Kokhav License
Exhibit “D”- List of Costs
Exhibit “E” – List of Equipment
Exhibit “F” – List of Acceptable Engineering Firms
Exhibit “G” – Wiring Instructions
Exhibit “H” – Draft JOA
Exhibit “I” –

405 Lexington Ave 26th Fl
New York, NY 10174
(888) 612-4188
www.avenuegroupinc.com